Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Avenue Financial Holdings, Inc.:

We consent to the use in the Registration Statement on Form S-8 of Avenue Financial Holdings, Inc. related to the 2007 Stock Option Plan of our report dated March 30, 2015, with respect to the consolidated balance sheets of Avenue Financial Holdings, Inc. and subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 incorporated herein by reference.

/s/ KPMG LLP

Nashville, Tennessee

July 3, 2015